Pricing Sheet Relating to Preliminary Terms No. 163
Registration Statement No. 333-131266
Dated December 29, 2006
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

January 2007
Protected Absolute Return Barrier Notes due July 20, 2008
Based on the Value of the S&P 500® Index

FINAL TERMS – JANUARY 24, 2007
Issued by:		Morgan Stanley
Issue price:		$10
Stated principal amount:		$10
Aggregate principal amount:		$36,500,000
Pricing date:		January 24, 2007
Settlement date:		January 31, 2007
Maturity date:		July 20, 2008
Underlying index:		The S&P 500® Index (the “Index”)
Interest:		None
Maturity redemption amount:		$10 + supplemental redemption amount (if any)
Maximum payment at maturity:		$11.90 (119% of the stated principal amount)
Supplemental redemption amount:	• If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
• If at any time on any day during the observation period the index value is outside the index range, $0.
Observation period:		The period of regular trading hours on each day on and including the day following the pricing date and ending on and including the index valuation date.
Index value:		At any time during the observation period, the value of the Index at such time on such day.
Index range:		Any value of the Index that is: • Greater than or equal to: 1,166.5053 (initial index value x 81%); and • Less than or equal to: 1,713.7547 (initial index value x 119%)
Absolute index return:		Absolute value of: (final index value – initial index value) / initial index value
Initial index value:		1,440.13
Final index value:		The closing value of the Index on the index valuation date
Index valuation date:		July 17, 2008
CUSIP:		61750V790
Listing:		The Protected Absolute Return Barrier Notes have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the Notes is “AZB.” It is not possible to predict whether any secondary market for the Notes will develop.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions (1)(2)	Proceeds to Company
	Per Notes	$10.00	$0.175	$9.825
	Total	$36,500,000	$638,750	$35,861,250

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the pricing supplement.

(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by that investor. The lowest price payable by an investor is $9.925 per Notes. Please see the Pricing Supplement for further details.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®” and “S&P 500 Index®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. Protected Absolute Return Barrier Notes are our service marks. The Notes based on the S&P are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 163, dated December 29, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006